No. R-1	CUSIP No. 168863 AU2

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REPUBLIC OF CHILE

REGISTERED GLOBAL NOTE

representing

Ps. 261,725,000,000

5.50% CLP-Denominated Notes Due 2020

The Republic of Chile (the “Republic”), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon surrender hereof of the U.S. dollar equivalent (calculated as provided below) of the principal sum of TWO HUNDRED SIXTY-ONE BILLION SEVEN HUNDRED TWENTY-FIVE MILLION CHILEAN PESOS (Ps. 261,725,000,000) or such amount as shall be the outstanding principal amount hereof on August 5, 2020, together with interest accrued from the immediately preceding Interest Payment Date (as defined below) to, but excluding, the maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof. The Republic further unconditionally promises to pay interest semi-annually in arrears on February 5 and August 5 of each year (each an “Interest Payment Date”), commencing February 5, 2011, on any outstanding portion of the unpaid principal amount hereof at 5.50% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, August 5, 2010, until payment of said principal sum has been made or duly provided for. This being a Registered Global Note (as that term is defined in the Fiscal Agency Agreement referred to below) deposited with The Depository Trust Company (“DTC”) acting as Depository, and registered in the name of Cede & Co., a nominee of DTC, Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts. The amount of principal and interest to be paid will be determined by The Bank of New York Mellon, as Calculation Agent (the “Calculation Agent”), under the

Calculation Agent Agreement dated August 5, 2010 between the Republic and The Bank of New York Mellon (the “Calculation Agent Agreement”) and will be translated from Chilean pesos to U.S. dollars at the average Dólar Observado rate (as defined in the attached Terms and Conditions of the Notes (the “Terms”)) for conversion of Chilean pesos to U.S. dollars on the applicable Rate Calculation Date, as provided in paragraph 2 of the attached Terms.

The statements in the legend relating to DTC set forth above are an integral part of the terms of this Note and by acceptance hereof each holder of this Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Registered Global Note is issued in respect of an issue of Ps. 272,295,000,000 principal amount of CLP-Denominated Notes due August 5, 2020 of the Republic and is governed by (i) the Third Amended and Restated Fiscal Agency Agreement dated as of August 5, 2010 the “Fiscal Agency Agreement”) between the Republic, as issuer, and The Bank of New York Mellon, as fiscal agent (the “Fiscal Agent”), the terms of which Fiscal Agency Agreement are incorporated herein by reference, and (ii) by the Terms, the terms of which are incorporated herein by reference. This Registered Global Note shall in all respects be entitled to the same benefits as other Notes under the Fiscal Agency Agreement and the Terms.

Upon any such exchange of all or a portion of this Registered Global Note for Definitive Registered Notes in accordance with the Fiscal Agency Agreement, this Registered Global Note shall be endorsed to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent, this Registered Global Note shall not be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: August 5, 2010

REPUBLIC OF CHILE as Issuer

By:
Falastin Shakhtur Said
Consul General of Chile in New York

By:
Falastin Shakhtur Said
Consul General of Chile in New York
p.p. Tesorero General de la República de Chile

AUTHENTICATION (REFRENDACIÓN)

By:
Falastin Shakhtur Said
Consul General of Chile in New York
p.p. Contralor General de la República de Chile

CERTIFICATE OF AUTHENTICATION

This is a Registered Global Note described in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON as Fiscal Agent

By:
Name:
Title:

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Schedule A

Date	Principal Amount of Definitive Registered Notes	Remaining Principal Amount of this Registered Global Note	Notation Made By

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REVERSE OF NOTE

TERMS AND CONDITIONS OF THE NOTES

1.	General

(a)        This Note is one of a duly authorized issue of series of debt securities of the Republic of Chile (the “Republic”), designated as its 5.50% CLP-Denominated Notes due 2020 (the “Notes”), limited to the aggregate principal amount of Ps. 272,295,000,000 (except as otherwise provided below) and issued or to be issued pursuant to the Third Amended and Restated Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated as of August 5, 2010, as amended, between the Republic and The Bank of New York Mellon, as fiscal agent (the “Fiscal Agent”). The holders of the Notes will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Fiscal Agency Agreement. The Notes are a series of Collective Action Bonds as defined in the Fiscal Agency Agreement. A copy of the Fiscal Agency Agreement is on file and may be inspected at the Corporate Trust Office of the Fiscal Agent in The City of New York.

(b)        The Notes were authorized and issued under Article 3 of Law No. 20,407 published in the Official Gazette of December 16, 2009 and under Supreme Decree No. 567 of the Ministry of Finance of the Republic published in the Official Gazette of July 29, 2010.

(c)        The Notes are direct, unconditional and unsecured obligations of the Republic for the payment and performance backed by the full faith and credit of the Republic and will rank pari passu with all other present and future unsecured and unsubordinated External Indebtedness (as defined below) of the Republic.

(d)        The Notes are in fully registered form, without coupons. Notes may be issued in definitive form (“Definitive Registered Notes”), or may be represented by a registered global note (the “Registered Global Note”) held by or on behalf of the Depository (as defined in the Fiscal Agency Agreement). The Notes will be issued only in denominations of Ps. 50,000,000 and integral multiples of Ps. 500,000 in excess thereof. Definitive Registered Notes will be available only in the limited circumstances set forth in the Fiscal Agency Agreement. The Notes, and transfers thereof, shall be registered as provided in Section 2.5 of the Fiscal Agency Agreement. Any person in whose name a Note shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Note regardless of any notice of ownership, theft or loss of any writing thereon.

2.	Payments and Paying Agents

(a)        Principal of the Notes will be payable against surrender of such Notes at the Corporate Trust Office of the Fiscal Agent in The City of New York or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the holder with, a bank located in The City of New York. Payment of interest (including Additional Amounts (as defined below)) on Notes will be made to the persons in whose name such Notes are registered at the end of the fifteenth day preceding the date on which interest is to be paid (the “Record

Date”), whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Notes upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that, if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names such Notes are registered at the end of a subsequent record date established by the Republic by notice given by mail by or on behalf of the Republic to the holders of the Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Payment of interest on Definitive Registered Notes will be made (i) by a U.S. dollar check drawn on a bank in The City of New York mailed to the holder at such holder’s registered address or (ii) upon application by the holder of at least Ps. 523,450,000 in principal amount of Definitive Registered Notes to the Fiscal Agent not later than the relevant Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the holder with a bank in The City of New York. Payment of interest on the Registered Global Note will be made (i) by a U.S. dollar check drawn on a bank in The City of New York delivered to the Depository at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depository with a bank in The City of New York.

(b)        The Calculation Agent will (i) determine the average “Dólar Observado” rate (as defined below) on the applicable Rate Calculation Date (as defined below) and (ii) promptly notify the Republic, the Fiscal Agent and, as applicable, any paying agent, of the foregoing in accordance with the Calculation Agent Agreement.

(c)        In any case where the date of payment of the principal of, or interest (including Additional Amounts), on the Notes shall not be a Business Day, then payment of principal or interest (including Additional Amounts) need not be made on such date at the relevant place of payment but may be made on the next succeeding Business Day. Any payment made on a date other than the date on which such payment is due as set forth herein shall have the same force and effect as if made on the date on which such payment is due, and no interest shall accrue for the period after such date.

(d)        Interest in respect of any period of less than one year shall be calculated on the basis of a 360-day year of 12, 30-day months.

(e)        All monies paid by or on behalf of the Republic to the Fiscal Agent or to any paying agent for payment of the principal of, or interest (including Additional Amounts) on, any Note and not applied but unclaimed for two years after the date upon which such amount shall have become due and payable shall be repaid to or for the account of the Republic by the Fiscal Agent or such paying agent, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Republic, and, to the extent permitted by law, the holder of such Note shall thereafter look only to the Republic for payment which such holder may be entitled to collect, and all liability of the Fiscal Agent or such paying agent with respect to such monies shall thereupon cease.

(f)        Should the Republic fail at any time to make a scheduled payment of any principal of, or interest (including Additional Amounts) on an Interest Payment Date on the

Notes, interest on such unpaid amounts, or portion thereof, will continue to accrue at the interest rate applicable to the Notes until payment is made on such unpaid amounts.

(g)        For purposes of all payments of interest, principal or other amounts contemplated herein:

(i)        “average Dólar Observado rate” means, for any Rate Calculation Date, the average of the Dólar Observado rates for each Business Day in the five Business Day period ending on that Rate Calculation Date.

(ii)        “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York; provided however that solely for the purposes of determining the average Dólar Observado rate, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Santiago, Chile.

(iii)        “Dólar Observado rate” means the exchange rate for the conversion of Chilean pesos into U.S. dollars as determined and published by the Central Bank of Chile (the “Central Bank”) in the Chilean Official Gazette, pursuant to Article 44 of article 1 of Law No. 18,840, the Organic Constitutional Law of the Central Bank, and Number 6 of Chapter 1 of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (Compendio de Normas de Cambios Internacionales). On any relevant Business Day, the rate published in the Chilean Official Gazette is also available on the Central Bank’s website (www.bcentral.cl) and on Bloomberg page PCRCDOOB; provided, however, that in case of any discrepancy between the Dólar Observado rate published by the Central Bank and the rate appearing on Bloomberg page PCRCDOOB, the Dólar Observado rate published by the Central Bank shall prevail. If such exchange rate is not reported by the Central Bank on any relevant Business Day, the Dólar Observado rate shall mean the exchange rate for the conversion of Chilean pesos into U.S. dollars determined by the Calculation Agent using data obtained by the Republic by polling Banco de Chile, Banco del Estado de Chile, Banco Bilbao Vizcaya Argentaria, Chile, Banco de Crédito e Inversiones and Banco Santander-Chile, each located in Santiago, Chile (collectively, the “Reference Banks”) for the Chilean pesos to U.S. dollars rate on such relevant Business Day at 11:00 a.m., Santiago, Chile time at which these Reference Banks are prepared to sell U.S. dollars for Chilean pesos. The highest and lowest of these rates shall be discarded and the Dólar Observado rate shall be the arithmetic mean of the remaining three rates, provided, however, that if only four Reference Banks provide rates, the Dólar Observado rate shall be the arithmetic mean of the remaining two rates, and provided, further, that if only three Reference Banks provide rates, the highest rate shall be discarded and the Dólar Observado rate shall be the arithmetic mean of the remaining two rates. If fewer than three Reference Banks provide rates, the Republic shall obtain rates from at least one other bank that operates in Santiago, Chile having similar characteristics to the Reference Banks and provide such rates to the Calculation Agent, which will determine the Dólar Observado rate as provided above.

(iv)        “Rate Calculation Date” means the third Business Day preceding each interest or principal payment date.

3.	Taxation

(a)        All payments by the Republic in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed or levied by or on behalf of the Republic or any political subdivision or taxing authority thereof or therein having power to tax, unless the Republic is compelled by law to deduct or withhold such taxes, duties, assignments or governmental charges. In such event, the Republic shall pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to Noteholders that are not residents of the Republic (“Additional Amounts”) as may be necessary to ensure that the amounts received by the Noteholders after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable:

(i)        in respect of any Note held by a holder who is liable for such taxes, duties, assessments or governmental charges by reason of such holder having some present or former connection with the Republic other than merely by the holding of such Note or by receipt of income, principal or any payments in respect thereof; or

(ii)        in respect of any Note presented for payment more than 30 days after the Relevant Date except to the extent that the holder thereof would have been entitled to Additional Amounts on presenting the same for payment on the last day of such period of 30 days.

(b)        As used in paragraph 3(a)(ii), “Relevant Date” in respect of any Note means the date on which payment in respect thereof first becomes due or (if the full amount of the money payable has not been received by the Fiscal Agent on or prior to such due date) the date on which notice is duly given to the Noteholders in the manner described in Paragraph 11 below that such moneys have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder shall be deemed to include any Additional Amounts which may be payable hereunder.

(c)        The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the Notes or any other document or instrument referred to therein. The Republic will also indemnify the Noteholders from and against any administrative, excise or property taxes resulting from the enforcement of the obligations of the Republic under the Notes or any other document or instrument referred to therein following the occurrence of any Event of Default (as defined below).

4.	Certain Covenants of the Republic

(a)        So long as any Note shall remain outstanding or any amount payable by the Republic under the Fiscal Agency Agreement shall remain unpaid, the Republic agrees that the Republic will not create, incur, assume or suffer to exist any Lien (as defined below) (other than a Permitted Lien (as defined below)) on the assets or revenues of the Republic to secure Public External Indebtedness (as defined below), unless the Republic causes such Lien to equally and ratably secure the obligations of the Republic with respect to the Notes.

(b)        For purposes hereof:

“External Indebtedness” means obligations (other than the Notes) of, or guaranteed by, the Republic for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable, or those which at the option of the holder thereof are so denominated or payable, in a currency other than the local currency of the Republic.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any asset or revenues of any kind whether in effect on the date the Fiscal Agency Agreement becomes effective or at any time thereafter.

“Permitted Liens” means: (i) any Lien on property to secure Public External Indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which Public External Indebtedness matures (after giving effect to all renewals and refinancing thereof) not more than one year after the date on which the Public External Indebtedness was originally incurred; (ii) any Lien on property to secure Public External Indebtedness incurred for the purpose of financing the acquisition or construction by the Republic of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of any law in force as of the date of the Prospectus in connection with Public External Indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to such financial institutions in the ordinary course of the depositor’s activities; (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing secured by such Lien at the time of such acquisition without increase in the amount of the original secured financing; (v) any Lien in existence as of the date of issuance of the Notes (to the extent that the same is not inconsistent with any other Notes theretofore issued by the Republic and then Outstanding); and (vi) any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project; provided that (A) the holders of such Public External Indebtedness agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness and (B) the property over which such Lien is granted consists solely of such assets and revenues of the project.

“Public External Indebtedness” means any External Indebtedness that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

5.	Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)        default in the payment of principal of or interest on any of the Notes as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, and continuance of such default for 30 days; or

(b)        failure on the part of the Republic duly to observe or perform any of the covenants or obligations herein or in the Fiscal Agency Agreement for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the failure shall have been given to the Republic by the Fiscal Agent or the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(c)        either (i) the Republic shall fail to make any payment of Public External Indebtedness having an aggregate principal amount of not less than or equal to U.S.$20,000,000 (or its equivalent in other currencies) when and as the same shall become due and payable, if such failure shall continue beyond the period of grace, if any, originally applicable thereto or (ii) Public External Indebtedness of the Republic having an aggregate principal amount greater than or equal to U.S.$20,000,000 (or its equivalent in other currencies) shall become due and payable due to acceleration upon an event of default and such acceleration shall not have been rescinded or annulled; or

(d)        the Republic or a court of proper jurisdiction shall declare a general suspension of payments or a moratorium on payment of its Public External Indebtedness; or

(e)        the validity of the Notes shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive, or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare the Notes invalid or unenforceable;

then in each and every such case, upon notice in writing by the holders (the “Demanding Holders”) (acting individually or together) of at least 25% of the aggregate outstanding principal amount of the Notes to the Fiscal Agent of any such Event of Default and its continuance, the Demanding Holders may declare all the Notes due and payable immediately, and the principal, interest and all other amounts payable on the Notes will become due and payable upon the date that such written notice is received by the Republic, unless prior to such date of receipt, the default or Event of Default in respect of all the Notes shall have been remedied; provided, that, at any time after the principal amount of the Notes shall have been so declared due and payable, the holders of at least 50% in aggregate principal amount of the Notes then Outstanding may rescind such declaration of acceleration if the event or events giving rise to the declaration has or have been cured or waived. Actions by Noteholders pursuant to this Paragraph 5 need not be taken at a meeting pursuant to Paragraph 6 hereof.

6.	Modifications and Amendments.

(a)        For purposes hereof, (i) at any meeting of Noteholders duly called and held as specified in the Fiscal Agency Agreement, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of not less than 50% in aggregate principal amount of the Notes at the time Outstanding represented at such meeting, or (ii) with the written consent of the holders of not less than 50% in aggregate principal amount of the Notes at the time Outstanding, the Republic and the Fiscal Agent may modify, amend or supplement the Terms of the Notes or, insofar as respects the Notes, the Fiscal Agency Agreement, in any way, in each case, other than any modification, amendment or supplement constituting a Reserved Matter (as defined below), and the Noteholders may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Fiscal Agency Agreement or the Notes to be made, given or taken by Noteholders, in each case other than any request, demand, authorization, direction, notice, consent, waiver or other action constituting a Reserved Matter.

(b)        For purposes hereof, (i) at any meeting of Noteholders duly called and held as specified above, upon the affirmative vote, in person, or (ii) with the written consent of the Noteholders, in each case representing not less than 75% of the principal amount of Notes at the time Outstanding, the Republic and the Fiscal Agent may make any modification, amendment or waiver of the terms and conditions of the Notes or, insofar as respects the Notes, the Fiscal Agency Agreement, that would (A) change the due dates for the payment of principal of or interest on the Notes, (B) reduce any amounts payable on the Notes, (C) reduce the amount of principal payable upon acceleration of the maturity of the Notes, (D) change the payment currency or places of payment for the Notes, (E) permit early redemption of the Notes or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price, (F) reduce the percentage of holders of the Notes whose vote or consent is needed to amend, supplement or modify the Fiscal Agency Agreement or the terms and conditions of the Notes or take any other action with respect to the Notes or change the definition of “Outstanding” (including with respect to the provisions of Section 6.4 of the Fiscal Agency Agreement) with respect to the Notes, (G) change the Republic’s obligation to pay any Additional Amounts, (H) change the governing law provision of the Notes, (I) change the courts to the jurisdiction to which the Republic has submitted, the Republic’s appointment of an agent for service of process with an office in New York or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the Notes, (J) amend any event of default under the Notes in connection with the exchange offer for the Notes, or (K) change the status of the Notes as set forth in the Notes. Each of the actions set forth in clauses (A) through (K) of the preceding sentence is referred to herein as a “Reserved Matter.”

(c)        Notwithstanding the above, the Republic and the Fiscal Agent may, without the consent of the Noteholders, modify or amend the terms and conditions of the Notes or the Fiscal Agency Agreement, if such modification or amendment would (1) add to the Republic’s covenants for the benefit of the Noteholders; or (2) waive any right or power conferred upon the Republic; or (3) provide security or collateral for the Notes; or (4) cure any ambiguity, correct or supplement any defective provision of the Fiscal Agency Agreement; or (5) change the terms and conditions of the Notes or the Fiscal Agency Agreement in any manner which the Republic and the Fiscal Agent may mutually deem necessary or desirable and which shall not adversely affect the interests of any Noteholder.

(d)        Any modifications, amendments or waivers effected pursuant to this Paragraph 6 or Article XI of the Fiscal Agency Agreement shall be conclusive and binding upon all Noteholders, whether or not they have given such consent or were present at any meeting, and on all future Noteholders, whether or not notation of such modifications, amendments or waivers is made upon the Notes.

7.	Replacement, Exchange and Transfer of Notes

(a)        Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, in case any Definitive Registered Note shall become mutilated, defaced, destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Fiscal Agent shall authenticate and deliver, a new Definitive Registered Note bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the apparently destroyed, lost or stolen Note. In every case, the applicant for a substitute Definitive Registered Note shall furnish to the Republic and to the Fiscal Agent such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Fiscal Agent harmless and, in every case of destruction, loss or other evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Definitive Registered Note, the holder of such Note, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Fiscal Agent) connected with the preparation and issuance of the substitute Note.

(b)        Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, and subject to Paragraph 7(e) hereof, a Definitive Registered Note or Notes may be changed for an equal aggregate principal amount of Definitive Registered Notes in different authorized denominations, and a beneficial interest in the Registered Global Note may be exchanged for Definitive Registered Notes in authorized denominations or for a beneficial interest in another Registered Global Note by the holder or holders surrendering the Note or Notes for exchange at the Corporate Trust Office of the Fiscal Agent in The City of New York or at the office of a transfer agent, together with a written request for the exchange. Definitive Registered Notes will only be issued in exchange for interests in a Registered Global Note pursuant to Sections 2.5(i), (j) and (k) of the Fiscal Agency Agreement. The exchange of the Notes will be made by the Fiscal Agent in The City of New York.

(c)        Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, and subject to Paragraph 7(e) hereof, a Definitive Registered Note may be transferred in whole or in a smaller authorized denomination by the holder or holders surrendering the Definitive Registered Note for transfer at the Corporate Trust Office of the Fiscal Agent in The City of New York or at the office of a paying agent accompanied by an executed instrument of assignment and transfer substantially as set forth in Exhibit E to the Fiscal Agency Agreement. The registration of transfer of the Notes will be made by the Fiscal Agent in The City of New York.

(d)        The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this Section 7 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the holder of the Note.

(e)        The Fiscal Agent may decline to accept any request for an exchange or registration of transfer of any Note during the period of 15 days preceding the due date for any payment of principal of or interest on the Notes.

8.	Fiscal Agent

For a description of the duties and the immunities and rights of the Fiscal Agent under the Fiscal Agency Agreement, reference is made to the Fiscal Agency Agreement, and the obligations of the Fiscal Agent to the holder hereof are subject to such immunities and rights.

9.	Calculation Agent; Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed the calculation agent, paying agents, transfer agents and registrar listed at the foot of this Note. The Republic may at any time appoint additional or other calculation agents, paying agents, transfer agents and registrars and terminate the appointment thereof; provided that while the Notes are outstanding the Republic will maintain a principal paying agent and a registrar in The City of New York. The Republic will procure that, so long as any Notes are outstanding, there shall be at all times a calculation agent for purposes of performing the functions in respect of the Notes as described in the Calculation Agent Agreement. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Republic will maintain a paying agent and a transfer agent in Luxembourg. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in Paragraph 11 hereof. The Republic undertakes that, so long as the Republic maintains a paying agent in Luxembourg, it will also maintain a paying agent that is not obliged to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such directive.

10.	Enforcement

Except as provided in Section 4.3 of the Fiscal Agency Agreement, no holder of any Note shall have any right by virtue of or by availing itself of any provision of the Fiscal Agency Agreement or these Terms to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Fiscal Agency Agreement or the Notes or for the appointment of a receiver or Fiscal Agent, or for any other remedy thereunder, unless the holders of not less than 25% in aggregate principal amount of the Notes Outstanding shall have given to the Fiscal Agent written notice of a default and of the continuance thereof with respect to the Notes.

11.	Notices

All notices to the Noteholders will be published (a) in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and (b) so long as the Notes are listed on the official list of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market, in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange, or, if in any such case this is not practicable, in one other leading English language daily newspaper with general circulation in Europe. Notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication. In addition, notices will be mailed to holders of Notes at their registered addresses.

12.	Further Issues of Notes

The Republic may from time to time without the consent of the Noteholders create and issue further notes, bonds or debentures having the same terms and conditions as the Notes in all respects (or in all respects except for the payment of interest on them scheduled and paid prior to such time), so that such further issue may be consolidated and form a single series with the outstanding notes, bonds and debentures of any series (including the Notes) or upon such terms as to interest, conversion, premium, redemption and otherwise as the Republic may determine at the time of their issue.

13.	Prescription

All claims against the Republic for payment of principal of or interest (including Additional Amounts) on or in respect of the Notes shall be prescribed unless made within five years from the date on which such payment first became due.

14.	Authentication

This Note shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Fiscal Agent or its agent.

15.	Governing Law

(a)        This Note and the Fiscal Agency Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)        The Republic hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in The City of New York, and any appellate court from any thereof, in any action or proceeding commenced by the Fiscal Agent or any Noteholder or underwriter arising out of or relating to the Notes and the Republic hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic hereby irrevocably appoints the person acting or discharging the function of the Consul General of Chile in The City of New York, with an office on the date hereof at 866 United Nations Plaza, Suite 601, New York, New York 10017, United States of America, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding brought in such New York state or federal court sitting in The City of New York, except actions arising out of U.S. federal or state securities laws. Such service may not be made by mailing but may be made by delivering a copy of such process to the Republic, care of the Process Agent, at the address specified above for the Process Agent, and the Republic hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. A final judgment in any such action or proceeding shall be conclusive and may, to the fullest extent permitted by law, be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Nothing in this Paragraph 15 shall affect the right of any Noteholder to serve legal process in any other manner permitted by law or affect the right of any Noteholder to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.

(d)        To the extent that the Republic has or hereafter may acquire or have attributed to it any immunity under any law (other than the laws of the Republic) from jurisdiction of any court or from legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Republic hereby irrevocably waives such immunity in respect of its obligations under the Notes, except for actions arising out of or based on federal or state securities laws. To the extent that the Republic has or hereafter may have any immunity under the laws of the Republic (i) from jurisdiction of any court, (ii) from any legal process in the courts of the Republic (other than immunity from attachment prior to judgment and attachment in aid of execution), or (iii) from any legal process in any court other than a court of the Republic, whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise, with respect to itself or its property, the Republic hereby irrevocably waives such immunity to the fullest extent permitted by the laws of the Republic, in respect of its obligations under the Notes, except for actions arising out of or based on federal or state securities laws. In addition, the Republic irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding, that may be brought in connection with the Fiscal Agency Agreement or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the grounds that any such action or proceeding has been brought in an inconvenient forum. However, the Republic does not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is destined to diplomatic and consular missions and to the residence of the heads of such missions or to military purposes, including such property which is property of a military character or under the control of a military authority or defense agency, since such waiver is not permitted under the laws of Chile. Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this Paragraph 15(d) shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States (the “Immunities Act”) and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the Republic reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under the United States federal securities laws or any state securities laws.

(e)        The Republic hereby irrevocably waives, to the fullest extent permitted by law, or requirement or other provision of law, rule, regulation or practice that requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the Notes, the posting of any bond or the furnishing, directly or indirectly, of any other security.

16.	Warranty of the Republic

Subject to Paragraph 14, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note and to constitute the same valid, binding and enforceable obligations of the Republic in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

17.	Definitive Headings

The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

FISCAL AGENT, CALCULATION AGENT, PAYING AGENTS, TRANSFER AGENTS AND REGISTRAR

Fiscal Agent and Calculation Agent

The Bank of New York Mellon,

101 Barclay Street, Floor 4E

New York, New York 10005

Attn: Global Finance Americas

Principal Paying Agent, Transfer Agent and Registrar

The Bank of New York Mellon,

101 Barclay Street, Floor 4E

New York, New York 10005

Attn: Global Finance Americas

Paying Agent and Transfer Agent

The Bank of New York Mellon,

101 Barclay Street, Floor 4E

New York, New York 10005

Attn: Global Finance Americas

Paying Agent and Transfer Agent in Luxembourg

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Listing Agent

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg